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Exhibit 99(a)(1)(G)

        This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares or Rights. The Offer is made solely by the Offer to Purchase dated April 10, 2003 (the "Offer") and the related Letter of Transmittal, and any amendments or supplements thereto.The Offer is not being made to (nor will tenders be accepted from or on behalf of) the holders of Shares in any jurisdiction where the making of the Offer would not be in compliance with the laws or regulations of such jurisdiction. However, we may, in our discretion, take such action as we may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws or regulations require the offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

        Notice of Offer to Purchase for Cash
All Outstanding Shares of Common Stock
and the Associated Rights
of
Salix Pharmaceuticals, Ltd.
at
$8.75 Net Per Share
by
Saule Holdings Inc.,
a wholly owned subsidiary of
Axcan Pharma Inc.

        Saule Holdings Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Axcan Pharma Inc., a corporation incorporated under the Canada Business Corporations Act ("Parent"), is offering to purchase any and all outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), of Salix Pharmaceuticals, Ltd., a Delaware corporation (the "Company"), together with the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Rights", and together with the Common Stock, the "Shares"), of the Company, at a price of $8.75 per Share (the "Offer Price"), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated April 10, 2003 (the "Offer to Purchase"), and in the related Letter of Transmittal (which, as amended and supplemented from time to time, together constitute the "Offer"). The Rights were issued pursuant to a Rights Agreement dated as of January 10, 2003 (the "Rights Agreement") between the Company and Computershare Investor Services, LLC, as rights agent, and are currently evidenced by and trade with the certificates evidencing the Common Stock. All capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Offer to Purchase.

        THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON FRIDAY, MAY 23, 2003, UNLESS THE OFFER IS EXTENDED.

        The Offer is conditioned upon, among other things, (1) the Company's stockholders shall have validly tendered and not withdrawn prior to the Expiration Date (as defined below) a number of Shares representing, including the Shares owned by Parent and Purchaser, at least a majority of all outstanding Shares on a fully diluted basis, (2) the board of directors of the Company shall have redeemed the Rights or Purchaser shall be satisfied that the Rights have been invalidated or are otherwise inapplicable to the Offer and the Proposed Merger, (3) the board of directors of the Company shall have approved the Offer and the Proposed Merger pursuant to the requirements of Section 203 of the General Corporation Law of the State of Delaware or Purchaser shall be satisfied that Section 203 does not apply to or otherwise restrict the Offer and the Proposed Merger (as defined below), (4) Parent shall have received proceeds under the facilities contemplated by its commitment from National Bank of Canada sufficient, together with cash on hand, to consummate the Offer and the Proposed Merger, (5) any applicable waiting periods under applicable antitrust laws, including the

Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or terminated, and (6) other terms and conditions described in Section 14 of the Offer to Purchase shall be satisfied.

        The purpose of the Offer is to enable Parent to acquire control of, and to own the entire equity interest in the Company. As promptly as practicable following consummation of the Offer, Parent and Purchaser will seek to cause the Company to consummate a second-step merger or similar business combination with the Purchaser or another direct or indirect wholly owned subsidiary of Parent (the "Proposed Merger"), pursuant to which each then outstanding Share (other than Shares held by the Purchaser or Parent) will be converted into the right to receive an amount in cash equal to the highest price per Share paid in the Offer.

        Parent and the Purchaser are seeking to negotiate a business combination with the Company. Subject to applicable law, the Purchaser reserves the right to amend the Offer (including amending the number of Shares to be purchased, the Offer Price and the proposed merger consideration) upon entering into a merger agreement with the Company, or to negotiate a merger agreement with the Company not involving a tender offer pursuant to which the Purchaser would terminate the Offer and the Shares would, upon consummation of such merger, be converted into the consideration negotiated by Parent, the Purchaser and the Company.

        For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when Purchaser gives oral or written notice to the Depositary (the "Depositary") of Purchaser's acceptance of such Shares for payment. In all cases, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders. In all cases, payment for Shares and Rights accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares ("Share Certificates") and, if applicable, certificates for such Rights ("Rights Certificates"), or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares and, if applicable, Rights (if such procedure is available) into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility"), pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with all required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares and, if applicable, the Rights that are the subject of the Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against the participant. See Section 3 of the Offer to Purchase. Upon the deposit of funds with the Depositary for the purpose of making payments to tendering stockholders, Purchaser's obligation to make such payment shall be satisfied, and tendering stockholders must thereafter look solely to the Depositary for payment of amounts owed to them by reason of the acceptance for payment of Shares pursuant to the Offer. Under no circumstances will interest be paid by the Purchaser, regardless of any extension of the Offer or any delay in making such payment. The Purchaser will pay any stock transfer taxes incident to the transfer to it of validly tendered Shares, except as otherwise provided in Instruction 6 of the Letter of Transmittal, as well as any charges of the Depositary, Information Agent and Dealer Manager.

        The term "Expiration Date" means 5:00 P.M., New York City time, on May 23, 2003, unless Purchaser extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended by Purchaser, expires. Subject to the applicable rules and regulations of the United States Securities and Exchange Commission (the "Commission"), the Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open, and thereby delay acceptance for payment of and the payment for any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to terminate or amend the Offer in any other respect by giving oral or written notice of such termination or amendment to the Depositary. Pursuant to Rule 14d-11 under the Exchange Act, the Purchaser may, subject to certain conditions, elect to provide a subsequent offering period of three business days to 20 business days in length following the expiration of the Offer and acceptance for payment of the Shares tendered in the Offer (a "Subsequent Offering Period"). A Subsequent Offering Period would be an additional period of time, following the first purchase of Shares in the Offer, during which stockholders may tender Shares not tendered in the initial offering period for the Offer. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights and the Purchaser will promptly purchase and pay for any Shares tendered at the same price paid in the Offer. Rule 14d-11 provides that the Purchaser may provide a Subsequent Offering Period so long as, among other things, (i) the initial minimum 20-business day period of the Offer has expired, (ii) the Purchaser offers the same form and amount of consideration for Shares in the Subsequent Offering Period as in the initial Offer, (iii) the Purchaser immediately accepts and promptly pays for all Shares tendered during the Offer prior to its expiration, (iv) the Purchaser announces the results of the Offer, including the approximate number and percentage of Shares deposited in the Offer, no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, and (v) the Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period. If the Purchaser elects to include a Subsequent Offering Period, it will notify stockholders of the Company consistent with the requirements of the Commission.

        If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to Purchaser's rights under the Offer to Purchase, the Depositary may nevertheless retain tendered Shares on behalf of Purchaser, and, subject to compliance with the applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act, such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase.

        If any tendered Shares and Rights, if applicable, are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates are submitted representing more Shares and Rights, if applicable, than are tendered, certificates representing such unpurchased or untendered Shares and Rights, if applicable, will be returned, without expense to the tendering stockholder (or, in the case of Shares and Rights, if applicable, delivered by book-entry transfer to the Book-Entry Transfer Facility, such Shares and Rights, if applicable, will be credited to an account maintained within such Book-Entry Transfer Facility), promptly after the expiration, termination or withdrawal of the Offer.

        Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer or prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment.

        Except as otherwise provided in Section 4 of the Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, may also be withdrawn at any time after Sunday, June 8, 2003. A withdrawal of Shares will also constitute a withdrawal of the associated Rights. If purchase of or payment for Shares is delayed for any reason or if Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of Purchaser and may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as set forth in Section 4 of the Offer to Purchase, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.

        For a withdrawal to be effective, a written, telegraphic, telex or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the certificates representing such Shares are registered, if different from that of the person who tendered the Shares. If Shares Certificates and, if applicable, associated Rights Certificates, to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, and its determination will be final and binding on all parties. None of Purchaser, Parent, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

        Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

        If Purchaser provides a Subsequent Offering Period following the Offer, no withdrawal rights will apply to Shares and Rights tendered during that Subsequent Offering Period or to Shares and Rights tendered in the Offer and accepted for payment.

        A request is being made to the Company pursuant to Rule 14d-5 under the Exchange Act and under the General Corporation Law of the State of Delaware for the use of the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to stockholders. Upon compliance by the Company with this request and receipt of these lists or listings from the Company, the Offer to Purchase and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares and furnished to brokers, dealers, banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares by the Purchaser or, if its so elects, the materials will be mailed by the Company.

        The receipt of cash in the Offer or the Proposed Merger in exchange for Shares will be a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Stockholders could consult their tax advisors about the particular effect the proposed transactions will have on their Shares.

        The information required to be disclosed by Rule 14d-6(d)(1) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

        The Offer to Purchase and the related Letter of Transmittal contain important information that stockholders should read carefully before making any decision with respect to the Offer.

        Questions and requests for assistance or for copies of the Offer to Purchase and the related Letter of Transmittal, and other Offer materials, may be directed to the Information Agent or the Dealer Manager as set forth below, and copies will be furnished promptly at Purchaser's expense. No fees or commissions will be paid to brokers, dealers or other persons (other than the Dealer Manager and the Information Agent) for soliciting tenders of Shares pursuant to the Offer.

        The Information Agent for the Offer is:

105 Madison Avenue
New York, New York 10016
(212) 929-5500 (Call Collect)
or
Call Toll-Free (800) 322-2885
E-mail: proxy@mackenziepartners.com
The Dealer Manager for the Offer is:

277 Park Avenue
New York, NY 10172
Call: (212) 622-2624
Call Toll Free: (866) 262-0777
April 10, 2003

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  Exhibit 99(a)(1)(G)